Michael James Enterprises of Delaware (Formerly BNBI) Signs Definitive Merger Agreement With Michael James Enterprises Of Nevada

Short Hills, NJ–(Marketwire – December 16, 2015) – Michael James Enterprises, Inc. (OTC: MJTV), formerly known as Bullsnbears.com, Inc., a Delaware corporation, today announced that it has entered into a definitive agreement to merge with Michael James Enterprises, Inc., a Nevada corporation. The merger will be completed as soon as all regulatory filings have been submitted and accepted.

Michael James Enterprises, Inc., a New Jersey based company (MJE), has developed the most promising approach to treating acne since the introduction of Benzoyl Peroxide decades ago. A very high and unacceptable level of people are unable to use acne treatment products formulated with benzoyl peroxide due to its harmful effects to the skin while many other individuals look past these damaging effects in order to treat their acne. MJTV’s merger partner utilizes patented science from a world-renowned Ivy League institution to eliminate the need for Benzoyl Peroxide.  MJE makes the claim that its offering not only treats acne as well as, if not better than any other acne treatment system without the harmful side effects, but actually will improve an acne users skin complexion.

MJTV CEO, James M. Farinella, stated, “We changed the name of BNBI last week and this week entered into the definitive merger agreement.  These are all steps in the process to bring fundamental value to MJTV with potentially serious upside potential. There comes a time in each industry that technological advances have a serious impact on that industry’s progression. I am as confident as I can be that our new acne delivery system and science will be that disruptive game changing moment for the overall acne industry.”

About Michael James Enterprises, Inc.

Michael James Enterprises (MJE) develops skin care and beauty brands backed by science and disruptive technology. MJE's initial focus is the development and commercialization of a game changing FDA OTC (over-the-counter) acne treatment system. To accomplish its goal, MJE licensed patented science from a world renowned Ivy League institution, developed by one of the world’s leading researchers on antimicrobial topical creams & infection control. The $3B dollar recession proof OTC acne industry is dominated by brands that leverage a timeworn active ingredient called Benzoyl Peroxide. Since the introduction of Benzoyl Peroxide decades ago, there hasen’t been a material advance in the treatment of acne by OTC offerings-until now. MJE has developed an acne-care system that effectively treats the bacteria that causes acne without the harsh side effects the FDA has warned the public of about Benzoyl Peroxide. The market is ready for a new product line that can both effectively treat acne without causing the damage created by anti-acne products based on Benzoyl Peroxide. MJE will markets its anti-acne brand by advertising direct to consumer through integrated web and visual platforms including infomercials, supported by active social media communication and content.

Safe Harbor Statement

This release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements are commonly identified by words such as “would,” “may,” “will,” “expects,” and other terms with similar meaning. Forward-looking statements are based on current beliefs, assumptions and expectations and speak only as of the date of this release and involve risks and uncertainties that could cause actual results to differ materially from current expectations. We assume no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or any other reason.

CONTACT INFORMATION:

Michael James Entertainment, Inc.

784 Morris Turnpike, Suite #334

 Short Hills, NJ

07078                                                                                                                                                                                                                                Tel 908-204-0004